Exhibit 23, Form 11-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-37865, No. 333-82933, No. 33-91194, No. 333-77417, No. 333-43391, No. 33-59256, No. 333-73106 and No. 333-73092) of Kansas City Life Insurance Company of our report, dated June 17, 2005, relating to the financial statements and supplemental schedules of Kansas City Life Insurance Savings and Profit Sharing Plan, which report appears in the December 31, 2004 annual report on Form 11-K of Kansas City Life Insurance Company.

/s/KPMG LLP
KPMG LLP

Omaha, Nebraska
July 11, 2005